Exhibit 99.1

Celsius continues to strengthen management team
with addition of former Rexall Sundown CFO.

Delray Beach, FL—January 20, 2010— Celsius Holdings, Inc. (OTCBB:CSUHD.OB) announced Geary Cotton joined the company as its Chief Financial Officer. Mr. Cotton initially started working with Celsius’ largest shareholder, Carl DeSantis at Rexall Sundown as its CFO in 1986 when its annual revenues were $12 million. He helped take the company public in 1993 where it became a Nasdaq 100 company. Following substantial growth to over $600 million annually, Mr. Cotton helped orchestrate the eventual acquisition of the company by Royal Numico for $1.8 billion. After the acquisition by Royal, Mr. Cotton was the CFO of its $3 billion Nutricia International division, which included GNC and Rexall Sundown. Since 2001, Mr. Cotton has served on various boards of both public and private companies including the board of directors of Celsius since 2008. He is a retired CPA. The Company’s current CFO Jan Norelid, will continue to work with the company assisting Mr. Cotton.

 “It’s a great time to be joining Celsius,” said Mr. Cotton. “The company is in a very steep growth curve and is close to starting its secondary public offering. I am looking forward to working with Jan and Steve and being part of the experienced management team.”

According to Celsius’ CEO Steve Haley, “It is so rewarding to see such a strong management team come together. As we are accelerating into this exciting growth phase of our company, it helps to have a team of executives that have been through it before and achieved such strong results.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUHD.OB) markets Celsius®, the original, great tasting calorie burner that is backed by science, through its wholly-owned operating subsidiary, Celsius, Inc. Celsius, Inc. is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. is available at our website. More information about Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com.

Forward-looking Statements

Certain statements made in this press release are forward looking in nature (within the meaning of the Private Securities Litigation Reform Act of 1995) and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated. Certain of these risks and uncertainties are discussed in the reports we filed with the SEC.

Contact Info:
Geary Cotton (866) 4-CELSIUS, gcotton@celsius.com
Jan Norelid (866) 4-CELSIUS, jnorelid@celsius.com
Source: Celsius Holdings, Inc.